 Exhibit 99.2

Investor Update - Fleet Order - October 11, 2012

New Order: Firm order allows for fleet renewal. Options provide flexibility for future growth

On October 10, 2012, Alaska Airlines (Alaska) entered into a new agreement and modified existing agreements with The Boeing Company (Boeing) to acquire 50 new 737 aircraft, including 37 of Boeing's new 737 MAX aircraft. This order positions Alaska to replace aging aircraft over the next decade, including the phase out of nearly all of its 737-400 aircraft by the end of 2017, and continue to operate one of the most modern, environmentally friendly, comfortable and fuel-efficient fleets in the United States.

With this order, Alaska now has commitments for 75 firm 737 aircraft through 2022 with options to acquire up to 69 additional 737 NextGen (NG) aircraft and MAX aircraft in 2015 through 2024. The options for both NG and MAX aircraft will give Alaska the flexibility (but not the obligation) to grow the fleet assuming profitability and return on invested capital targets can be met.

About the MAX

The 737 MAX is the new engine variant of the world's best selling jet airliner. The MAX will be equipped with the new LEAP-1B engine developed by CFM International which is a joint venture between GE Aviation of Ohio and France-based Snecma. New engine technology, improved winglets and other aerodynamic enhancements are expected to improve fuel efficiency up to 13% compared to the engines flying on Alaska's 737 NG fleet today. These enhancements also promise to reduce carbon emissions for better environmental performance.

Aircraft Delivery Schedule

The table below reflects the current firm mainline aircraft delivery schedule.

	Remainder of 2012	2013	2014	2015	2016	2017	2018 - 2024	Total
Previous commitments:
B737 NG	4	9	10	2	—	—	—	25
New order:
B737 NG	—	—	—	6	4	3	—	13
B737 MAX	—	—	—	—	—	—	37	37

Alaska also has 69 options for NG and MAX aircraft between 2015 and 2024. Alaska now expects to dispose of six aircraft in the fourth quarter of 2013, ending the year with 127 Boeing aircraft in the mainline fleet, and expects to phase out of nearly all of its passenger and combi 737-400 aircraft by the end of 2017.

Capital Expenditures

The new agreements will result in increased capital spending over the next ten years, but other than initial deposits upon signing the agreement, will not significantly impact 2012 or 2013.

The table below reflects the full year expectation for total capital expenditures for Alaska Air Group, Inc. (Air Group) and the additional expenditures if options were exercised. These options will be exercised only if we believe return on invested capital targets can be meet.

	2012	2013	2014	2015
Aircraft and aircraft purchase deposits	$425	$335	$290	$235
Other flight equipment	30	20	20	20
Other property and equipment	60	65	65	65
Total property and equipment additions	$515	$420	$375	$320
Aircraft and aircraft deposits related to options, if exercised	$—	$100	$295	$530

Aircraft ownership provides for significant flexibility

Air Group owns a large percentage of its current fleet and many of those owned aircraft are unencumbered. As a result, we have a great deal of flexibility to accelerate the retirement of aircraft to moderate growth in (or even shrink) the fleet depending on market conditions. The table below reflects Air Group's current ownership structure of the fleet.

Aircraft Type	Owned	Leased	Total	Unencumbered
B737-400	3	21	24	—
B737-400F	1	—	1	1
B737-400C	5	—	5	—
B737-700	14	3	17	5
B737-800	51	10	61	27
B737-900	12	—	12	—
Q400	35	15	50	9
	121	49	170	42

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References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

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